Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-184225

Arrow Electronics, Inc.

Pricing Term Sheet

February 23, 2015

3.500% Notes due 2022

4.000% Notes due 2025

Issuer:	Arrow Electronics, Inc.
Trade Date:	February 23, 2015
Settlement Date:	March 2, 2015 (T+5)
Ratings:	Moody’s: Baa3 (stable) / S&P: BBB- (stable)

	2022 Notes	2025 Notes

Title	3.500% Notes due 2022	4.000% Notes due 2025
Principal Amount:	$350,000,000	$350,000,000
Maturity:	April 1, 2022	April 1, 2025
Coupon:	3.500% per annum, accruing from March 2, 2015	4.000% per annum, accruing from March 2, 2015
Price to Public:	99.241%	99.031%
Yield to Maturity:	3.622%	4.118%
Spread to Benchmark Treasury:	T +175 bps	T +205 bps
Benchmark Treasury:	1.500% due January 31, 2022	2.000% due February 15, 2025
Benchmark Treasury Spot/Yield:	97-19/1.872%	99-12+/2.068%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2015	April 1 and October 1, commencing October 1, 2015
Redemption:
Make-Whole Call:	Prior to February 1, 2022, at T +30 basis points	Prior to January 1, 2025, at T+35 basis points
Par Call:	On or after February 1, 2022 (2 months prior to Maturity), at par	On or after January 1, 2025 (3 months prior to Maturity), at par
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	042735BD1 / US042735BD16	042735BE9 / US042735BE98
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Senior Co-Managers:	BNP Paribas Securities Corp. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC
Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. RBS Securities Inc. SMBC Nikko Securities America, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on March 2, 2015 which will be the fifth business day following the trade date (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to March 2, 2015 will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

2